Exhibit 10.43

FIRST AMENDMENT TO THE REVENUE SHARING AGREEMENT

THIS FIRST AMENDMENT TO THE REVENUE SHARING AGREEMENT (the “Amendment”), dated as of November 19, 2014 (the “Effective Date”), is entered into by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”) and SKM Partnership, Ltd., a Texas limited partnership (the “Holder”).

WHEREAS, effective May 30, 2014, the parties entered into that certain Revenue Sharing Agreement (the “Agreement”) which granted the Holder a Revenue Sharing Payment (as defined therein) equal to ONE HALF OF ONE PERCENT (1/2%) of all Gross Revenues (as defined therein) in accordance with the terms and conditions set forth therein; and

WHEREAS, pursuant to the terms of the Agreement, in the event that the Company did not repay all amounts owing under the Note (as defined therein) in full on or prior to August 7, 2014, then the royalty percentage payable to the Holder under the Revenue Sharing Payment would automatically, without the need for any further action of the parties, be increased from ONE HALF OF ONE PERCENT (1/2%) to ONE PERCENT (1%); and

WHEREAS, the Company did not repay all amounts owing under the Note in full on or prior to August 7, 2014, and as a consequence thereof, the royalty percentage payable to the Holder under the Revenue Sharing Payment automatically increased from ONE HALF OF ONE PERCENT (1/2%) to ONE PERCENT (1%); and

WHEREAS, the parties desire to document that the Revenue Sharing Payment has been increased from ONE HALF OF ONE PERCENT (1/2%) to ONE PERCENT (1%).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1.	Amendment to Section 2 of the Agreement (Gross Revenue Royalties). It is hereby agreed and understood that, effective as of the Effective Date, Section 2 of the Agreement shall be amended as follows: By deleting the phrase “ONE HALF OF ONE PERCENT (1/2%)” where it appears therein, and replacing such phrase with the following phrase: “ONE PERCENT (1%)”.

2.	No Other Amendments. Except as expressly amended and modified by this Amendment, the Agreement is and shall continue to be in full force and effect in accordance with the terms thereof

3.	Counterparts. This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

4.	Governing Law. The Amendment shall be construed in accordance and governed by the internal laws of the state of Texas.

5.	Headings. The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Revenue Sharing Agreement to be duly executed as of the Effective Date.

INFINITY ENERGY RESOURCES, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Its:	President and Chief Executive Officer

SKM PARTNERSHIP, LTD.

BY	SKM MANAGEMENT, LLC
ITS	GENERAL PARTNER

By:	/s/ Scott D. Martin
Name:	Scott D. Martin
Its:	Manager of its General Partner

Exhibit A

Amended and Restated Revenue Sharing Agreement

Attached